Exhibit 99.1 FOR IMMEDIATE RELEASE

Libbey Inc. Announces Second-Quarter 2019 Results
Expanded gross profit margins and improved net cash provided by operating activities drove solid second-quarter performance; Company reaffirms full-year outlook

TOLEDO, Ohio, (August 1, 2019) --Libbey Inc. (NYSE American: LBY), one of the world's largest glass tableware manufacturers, today reported results for the second quarter ended June 30, 2019.

Second-quarter 2019 Financial & Operating Highlights

•	Net sales were $206.2 million, a decrease of 3.5 percent, or a decrease of 2.5 percent in constant currency versus the prior-year period.

•	Gross profit margin was 22.7 percent, an increase of 90-basis points versus the prior year.

•
Net loss was ($43.8) million, compared to net income of $4.0 million in the second quarter of 2018. Net loss in the second quarter of 2019 was affected by non-cash impairment charges for goodwill and an intangible asset totaling $46.9 million in the quarter.

•	Adjusted Income from Operations (see Table 4) increased 22.8 percent to $15.9 million.

•
Adjusted EBITDA (see Table 1) was $25.3 million, compared to $26.8 million in the prior year's second quarter. Adjusted EBITDA improved 4.4 percent after further adjusting for a negative $2.7 million currency impact.

•	Net cash provided by operating activities improved $10.7 million, driving a Free Cash Flow (see Table 2) improvement of $12.9 million compared to the second quarter of 2018.

"I am pleased to report that Libbey delivered a solid second-quarter performance with operating results that outpaced expectations," said Mike Bauer, chief executive officer of Libbey. "Although modest sales growth in our USC segment was more than offset by declines and soft market conditions in EMEA and LATAM, our e-commerce business continues to make solid contributions to our quarterly results, aiding growth in our USC retail business and advancing our efforts to bring Libbey's industry-leading products to a broader collection of customers."
Bauer continued, "The Company’s intense focus on disciplined spending and strong operating performance in our manufacturing plants helped drive a 90-basis-point increase to gross profit margin, a 22.8 percent increase to Adjusted Income from Operations and, importantly, an improvement in cash generation. I’m proud of the organization's efforts toward sharpening our focus and better leveraging Libbey’s market-leading position and competitive advantages to drive positive results in the face of continued headwinds resulting from soft market conditions in several of our key regions and channels."

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Libbey Inc.

Three months ended June 30, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2019	2018	$ Change	% Change
U.S. & Canada (USC)	$128,897	$128,474	$423	0.3%	$(15)	0.3%
Latin America (LATAM)	38,208	40,290	(2,082)	(5.2)%	227	(5.7)%
EMEA	32,678	38,175	(5,497)	(14.4)%	(1,921)	(9.4)%
Other	6,375	6,595	(220)	(3.3)%	(407)	2.8%
Consolidated	$206,158	$213,534	$(7,376)	(3.5)%	$(2,116)	(2.5)%

•	Net sales in the U.S. & Canada segment increased 0.3 percent, primarily driven by higher volume and price realization, partially offset by unfavorable channel and product mix.

•
In Latin America, net sales decreased 5.2 percent (a decrease of 5.7 percent excluding currency fluctuation) as a result of unfavorable product mix within the business-to-business channel, partially offset by favorable price and currency impacts in the segment.

•	Net sales in the EMEA segment decreased 14.4 percent (a decrease of 9.4 percent excluding currency fluctuation), driven primarily by lower volume and an unfavorable currency impact.

•
Net sales in Other decreased 3.3 percent (an increase of 2.8 percent excluding currency fluctuation) primarily as a result of unfavorable price and mix of product sold and an unfavorable currency impact, partially offset by higher volume.

First Six Months of 2019 Financial & Operating Highlights

Six months ended June 30, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2019	2018	$ Change	% Change
U.S. & Canada (USC)	$238,803	$236,415	$2,388	1.0%	$(43)	1.0%
Latin America (LATAM)	68,609	74,623	(6,014)	(8.1)%	(302)	(7.7)%
EMEA	60,720	70,423	(9,703)	(13.8)%	(4,144)	(7.9)%
Other	12,992	13,986	(994)	(7.1)%	(783)	(1.5)%
Consolidated	$381,124	$395,447	$(14,323)	(3.6)%	$(5,272)	(2.3)%

•	Net sales in the U.S. & Canada segment increased 1.0 percent, primarily driven by higher volume, price realization and product mix, partially offset by unfavorable channel mix.

•
In Latin America, net sales decreased 8.1 percent (a decrease of 7.7 percent excluding currency fluctuation) as a result of lower volume, unfavorable product mix and currency. This was partially offset by favorable pricing in the segment.

•
Net sales in the EMEA segment decreased 13.8 percent (a decrease of 7.9 percent excluding currency fluctuation), driven primarily by lower volume and an unfavorable currency impact, partially offset by favorable price and product mix.

•	Net sales in Other decreased 7.1 percent primarily as a result of unfavorable currency and price and mix of product sold, partially offset by higher volume.

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Libbey Inc.

Balance Sheet and Liquidity

•
As part of our on-going assessment of goodwill at June 30, 2019, we determined that a triggering event had occurred due to the Company’s market capitalization being less than the carrying value, resulting from the significant decline in the Company's share price during the quarter. Impairment testing resulted in a non-cash goodwill impairment of $46.0 million associated with the Mexico reporting unit and a non-cash impairment of $0.9 million for a trade name associated with the EMEA reporting segment.

•	The Company had available capacity of $43.7 million under its ABL credit facility at June 30, 2019, with $47.7 million in loans outstanding and cash on hand of $32.3 million.

•
At June 30, 2019, Trade Working Capital (see Table 3), defined as accounts receivable plus inventories less accounts payable, was $215.9 million, a $5.2 million improvement compared to $221.1 million at June 30, 2018. The improvement was a result of lower accounts receivable, partially offset by higher inventories and lower accounts payable.

Jim Burmeister, chief financial officer, commented, "In the second quarter, we drove the Company’s Adjusted EBITDA results higher on a constant currency basis, despite the decline in net sales. We achieved this performance through solid operational execution and tighter management of costs. We reduced SG&A costs year over year by 8.1 percent, while continuing to fund critical projects like our ERP initiative. At the same time, we have tightened controls around working capital and operating costs to deliver an improvement of nearly $13 million in our Free Cash Flow compared to the prior-year quarter."
Burmeister continued, "In addition to the progress we made in Q2, we are in the process of taking more meaningful costs out of the business and, as a result, we expect to finish the year with reduced run rate costs that will further improve our ability to drive cash generation while sustaining support for our strategic initiatives."
Given the steps taken to better manage costs, and the addition of improved contributions from our e-commerce platform, the Company is reaffirming its full-year 2019 outlook, which includes:

•	Net sales increase in the low single digits, compared to full-year 2018;

•	Adjusted selling, general and administrative expense of approximately 16 percent of net sales (see Table 8);

•	Adjusted EBITDA margins between 8.5 percent and 10 percent (see Table 7);

•	Capital expenditures and ERP capital in the range of $35 million to $40 million.

Webcast Information
Libbey will hold a conference call for investors on Thursday, August 1, 2019, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Master's Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2018, Libbey Inc.'s net sales totaled $797.9 million. Additional information is available at www.libbey.com.

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Libbey Inc.

Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Income from Operations (Adjusted IFO), Adjusted IFO Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•
We define Adjusted EBITDA as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items, when applicable, that Libbey believes are not reflective of our core operating performance, and we define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales.

•
We define Adjusted IFO as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, other (income) expense, and special items, when applicable, that Libbey believes are not reflective of our core operating performance, and we define Adjusted IFO Margin as Adjusted IFO divided by net sales.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•
We define Adjusted SG&A as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance, and we define Adjusted SG&A Margin as Adjusted SG&A divided by net sales.

•	We define Free Cash Flow as the sum of net cash provided by operating activities and net cash used in investing activities.

•
We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by last twelve months Adjusted EBITDA (defined above).

Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Gross Profit, Adjusted IFO, Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP

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constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, euro and RMB.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 27, 2019. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries, and in the retail and foodservice channels of distribution generally, that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility sales or closures, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increased pension expense associated with lower returns on pension investments and increased pension obligations; increased tax expense resulting from changes to tax laws, regulations and evolving interpretations thereof; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Media Contact
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

Investor Relations Contact
Chris Hodges or Bobby Winters
Alpha IR Group
(312) 445-2870
LBY@alpha-ir.com

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,
	2019	2018

Net sales	$206,158	$213,534
Freight billed to customers	811	938
Total revenues	206,969	214,472
Cost of sales	160,244	167,979
Gross profit	46,725	46,493
Selling, general and administrative expenses	30,813	33,537
Impairment of goodwill and other intangible assets	46,881	—
Income (loss) from operations	(30,969)	12,956
Other income (expense)	(620)	2,580
Earnings (loss) before interest and income taxes	(31,589)	15,536
Interest expense	5,879	5,456
Earnings (loss) before income taxes	(37,468)	10,080
Provision for income taxes	6,299	6,092
Net income (loss)	$(43,767)	$3,988

Net income (loss) per share:
Basic	$(1.95)	$0.18
Diluted	$(1.95)	$0.18
Dividends declared per share	$—	$—

Weighted average shares:
Basic	22,400	22,170
Diluted	22,400	22,356

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Six months ended June 30,
	2019	2018

Net sales	$381,124	$395,447
Freight billed to customers	1,494	1,695
Total revenues	382,618	397,142
Cost of sales	301,935	316,979
Gross profit	80,683	80,163
Selling, general and administrative expenses	63,393	65,060
Impairment of goodwill and other intangible assets	46,881	—
Income (loss) from operations	(29,591)	15,103
Other income (expense)	(2,204)	473
Earnings (loss) before interest and income taxes	(31,795)	15,576
Interest expense	11,511	10,540
Income (loss) before income taxes	(43,306)	5,036
Provision for income taxes	5,003	4,009
Net income (loss)	$(48,309)	$1,027

Net income (loss) per share:
Basic	$(2.16)	$0.05
Diluted	$(2.16)	$0.05
Dividends declared per share	$—	$0.1175

Weighted average shares:
Basic	22,332	22,131
Diluted	22,332	22,167

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS:
Cash and cash equivalents	$32,298	$25,066
Accounts receivable — net	92,950	83,977
Inventories — net	202,564	192,103
Prepaid and other current assets	18,496	16,522
Total current assets	346,308	317,668
Purchased intangible assets — net	11,977	13,385
Goodwill	38,431	84,412
Deferred income taxes	27,797	26,090
Other assets	11,623	7,660
Operating lease right-of-use assets	65,571	—
Property, plant and equipment — net	256,900	264,960
Total assets	$758,607	$714,175

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
Accounts payable	$79,635	$74,836
Salaries and wages	23,120	27,924
Accrued liabilities	48,017	43,728
Accrued income taxes	3,726	3,639
Pension liability (current portion)	3,497	3,282
Non-pension post-retirement benefits (current portion)	3,957	3,951
Operating lease liabilities (current portion)	12,800	—
Long-term debt due within one year	4,400	4,400
Total current liabilities	179,152	161,760
Long-term debt	419,413	393,300
Pension liability	44,079	45,206
Non-pension post-retirement benefits	39,833	43,015
Noncurrent operating lease liabilities	53,750	—
Deferred income taxes	2,522	2,755
Other long-term liabilities	22,529	18,246
Total liabilities	761,278	664,282

Common stock and capital in excess of par value	337,378	335,739
Retained deficit	(219,750)	(171,441)
Accumulated other comprehensive loss	(120,299)	(114,405)
Total shareholders’ equity (deficit)	(2,671)	49,893
Total liabilities and shareholders’ equity (deficit)	$758,607	$714,175

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six months ended June 30,
	2019	2018

Operating activities:
Net income (loss)	$(48,309)	$1,027
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,922	23,119
Impairment of goodwill and other intangible assets	46,881	—
Change in accounts receivable	(9,060)	(11,477)
Change in inventories	(10,593)	(13,956)
Change in accounts payable	6,743	919
Accrued interest and amortization of discounts and finance fees	557	449
Pension & non-pension post-retirement benefits, net	(1,165)	176
Accrued liabilities & prepaid expenses	(2,768)	1,215
Income taxes	(2,483)	(1,698)
Share-based compensation expense	1,935	1,456
Other operating activities	(908)	(430)
Net cash provided by operating activities	752	800

Investing activities:
Additions to property, plant and equipment	(18,300)	(21,349)
Net cash used in investing activities	(18,300)	(21,349)

Financing activities:
Borrowings on ABL credit facility	73,871	51,131
Repayments on ABL credit facility	(46,300)	(28,631)
Other repayments	—	(1,383)
Repayments on Term Loan B	(2,200)	(2,200)
Taxes paid on distribution of equity awards	(409)	(214)
Dividends	—	(2,595)
Net cash provided by financing activities	24,962	16,108

Effect of exchange rate fluctuations on cash	(182)	(437)
Increase (decrease) in cash	7,232	(4,878)

Cash & cash equivalents at beginning of period	25,066	24,696
Cash & cash equivalents at end of period	$32,298	$19,818

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. GAAP measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to U.S. GAAP.

Table 1
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Reported net income (loss) (U.S. GAAP)	$(43,767)	$3,988	$(48,309)	$1,027
Add:
Interest expense	5,879	5,456	11,511	10,540
Provision for income taxes	6,299	6,092	5,003	4,009
Depreciation and amortization	9,991	11,240	19,922	23,119
Add special item before interest and taxes:
Impairment of goodwill and other intangible assets (1)	46,881	—	46,881	—
Adjusted EBITDA (non-GAAP)	$25,283	$26,776	$35,008	$38,695

Net sales	$206,158	$213,534	$381,124	$395,447
Net income (loss) margin (U.S. GAAP)	(21.2)%	1.9%	(12.7)%	0.3%
Adjusted EBITDA margin (non-GAAP)	12.3%	12.5%	9.2%	9.8%

(1) Includes a non-cash goodwill impairment charge of $46.0 million in our Latin America segment and a $0.9 million non-cash impairment charge for a trade name in our EMEA segment.

Table 2
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities (U.S. GAAP)	$24,657	$13,944	$752	$800
Net cash used in investing activities (U.S. GAAP)	(7,939)	(10,078)	(18,300)	(21,349)
Free Cash Flow (non-GAAP)	$16,718	$3,866	$(17,548)	$(20,549)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	June 30, 2019	December 31, 2018	June 30, 2018

Accounts receivable — net	$92,950	$83,977	$100,948
Inventories — net	202,564	192,103	200,818
Less: Accounts payable	79,635	74,836	80,686
Trade Working Capital (non-GAAP)	$215,879	$201,244	$221,080

Table 4
Reconciliation of Net Income (Loss) to Adjusted Income from Operations
(dollars in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Reported net income (loss) (U.S. GAAP)	$(43,767)	$3,988	$(48,309)	$1,027
Add:
Interest expense	5,879	5,456	11,511	10,540
Provision for income taxes	6,299	6,092	5,003	4,009
Other (income) expense	620	(2,580)	2,204	(473)
Add special item before interest and taxes:
Impairment of goodwill and other intangible assets (1)	46,881	—	46,881	—
Adjusted Income from Operations (non-GAAP)	$15,912	$12,956	$17,290	$15,103

Net sales	$206,158	$213,534	$381,124	$395,447
Net income (loss) margin (U.S. GAAP)	(21.2)%	1.9%	(12.7)%	0.3%
Adjusted Income from Operations margin (non-GAAP)	7.7%	6.1%	4.5%	3.8%

(1) Includes a non-cash goodwill impairment charge of $46.0 million in our Latin America segment and a $0.9 million non-cash impairment charge for a trade name in our EMEA segment.

Table 5
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended June 30,		Six months ended June 30,
Net Sales:	2019	2018	2019	2018

U.S. & Canada (1)	$128,897	$128,474	$238,803	$236,415
Latin America (2)	38,208	40,290	68,609	74,623
EMEA (3)	32,678	38,175	60,720	70,423
Other (4)	6,375	6,595	12,992	13,986
Consolidated	$206,158	$213,534	$381,124	$395,447

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$17,267	$13,358	$27,064	$18,082
Latin America (2)	3,187	7,433	3,836	9,583
EMEA (3)	2,763	2,621	2,713	3,626
Other (4)	(1,169)	660	(2,321)	(469)
Segment EBIT	$22,048	$24,072	$31,292	$30,822

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$22,048	$24,072	$31,292	$30,822
Retained corporate costs (6)	(6,756)	(8,536)	(16,206)	(15,246)
Impairment of goodwill and other intangible assets	(46,881)	—	(46,881)	—
Interest expense	(5,879)	(5,456)	(11,511)	(10,540)
Provision for income taxes	(6,299)	(6,092)	(5,003)	(4,009)
Net income (loss)	$(43,767)	$3,988	$(48,309)	$1,027

Depreciation & Amortization:
U.S. & Canada (1)	$3,214	$3,052	$6,347	$6,439
Latin America (2)	3,837	4,494	7,617	9,204
EMEA (3)	1,706	1,940	3,405	3,949
Other (4)	893	1,309	1,775	2,623
Corporate	341	445	778	904
Consolidated	$9,991	$11,240	$19,922	$23,119

(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end-market destination in the U.S and Canada, excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Latin America, as well as glass products for OEMs regardless of end-market destination.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance. Segment EBIT also includes an allocation of manufacturing costs for inventory produced at a Libbey facility that is located in a region other than the end market in which the inventory is sold. This allocation can fluctuate from year to year based on the relative demands for products produced in regions other than the end markets in which they are sold.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 6
Reconciliation of Net Loss to Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended June 30, 2019	Year ended December 31, 2018	Last twelve months ended June 30, 2018

Reported net loss (U.S. GAAP)	$(57,292)	$(7,956)	$(84,939)
Add:
Interest expense	22,950	21,979	20,935
Provision for income taxes	11,247	10,253	20,873
Depreciation and amortization	41,136	44,333	46,280
Special items before interest and taxes	49,222	2,341	79,700
Adjusted EBITDA (non-GAAP)	$67,263	$70,950	$82,849

Reported debt on balance sheet (U.S. GAAP)	$423,813	$397,700	$403,711
Plus: Unamortized discount and finance fees	1,867	2,368	2,874
Gross debt	425,680	400,068	406,585
Less: Cash and cash equivalents	32,298	25,066	19,818
Debt net of cash	$393,382	$375,002	$386,767

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	5.8x	5.3x	4.7x

Table 7
2019 Outlook
Reconciliation of Net Income (Loss) margin to Adjusted EBITDA Margin
(percent of estimated 2019 net sales)
(unaudited)
Outlook for the year ended December 31, 2019
Net income (loss) margin (U.S. GAAP)(1)	(6.0%) - (5.0%)
Add:
Interest expense	2.8%
Provision for income taxes	0.9% - 1.4%
Depreciation and amortization	5.0%
Special items before interest and taxes (1)	5.8%
Adjusted EBITDA Margin (non-GAAP)	8.5% - 10.0%
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(1) Potential special charges related to the strategic review of our business in China are not reflected in the reconciliation.

Table 8
Adjusted SG&A Margin
(percent of net sales)
(unaudited)
	Outlook for the year ended December 31, 2019(1)	Year ended December 31, 2018
SG&A margin (U.S. GAAP)	~16.0%	16.0%
Deduct special items in SG&A expenses:
Fees associated with strategic initiative	—%	(0.3)%
Adjusted SG&A Margin (non-GAAP)	~16.0%	15.7%
_____________________
(1) Potential special charges related to the strategic review of our business in China are not reflected in the reconciliation.